EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 2005 Stock Option Plan of Ascent Solar Technologies, Inc. of our report dated March 29, 2007, with respect to the audits of the financial statements for the periods from inception (October 18, 2005) through December 31, 2005 and 2006 which appears in its Annual Report on Form 10-KSB for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 30, 2007.

/s/ HEIN & ASSOCIATES LLP

HEIN & ASSOCIATES LLP

Denver, Colorado
May 7, 2007